Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-207208 on Form S-8 and Registration Statement No. 333-214642 on Form S-3 of Performance Food Group Company of our report dated August 27, 2019 relating to the combined financial statements of Reinhart Foodservice Business (Carve-Out of Certain Operations of Reyes Holdings L.L.C. and Lone Oak Realty LLC) as of and for the years ended December 31, 2018 and 2017, appearing in the Current Report on Form 8-K of Performance Food Group Company dated September 16, 2019.

/s/ Deloitte & Touche LLP

Chicago, Illinois
September 16, 2019